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                                                                   EXHIBIT 10.14


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 15th day of July, 1999, to be effective August 1, 1999, by and between FUTURELINK DISTRIBUTION CORP., a Colorado corporation (the "Company"), and VINCENT ROMANO (the "Executive"), an individual residing in Annandale, Virginia.

                                        I
                                   EMPLOYMENT

         1.1 Position and Duties. The Company hereby engages and employs the Executive as Executive Vice-President Sales and Marketing, with his principal office to be located in Tyson's Corner, Virginia, for the term set forth in this Agreement.

                  The Company's Board of Directors (the "Board") may provide such additional designations of title to the Executive as the Board, in its discretion, may deem appropriate. The Executive shall perform the executive duties and functions related to the above positions, subject to the reasonable limitations of authority set forth from time to time in the resolutions of the Board and applicable law.

         1.2 Best Efforts. The Executive agrees to devote his full time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement fully, faithfully, diligently, competently and to the best of his ability, and not to engage in any other employment activities. Notwithstanding anything herein to the contrary, the Executive shall not be precluded from (a) engaging in charitable activities and community affairs; (b) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement; or (c) owning up to 1% of a publicly-held company engaged in the same or similar business as the Company.

                                       II
                            COMPENSATION AND BENEFITS

         2.1 Base Salary. For all services to be rendered by the Executive under this Agreement, the Company agrees to pay the Executive an annual base salary of not less than $180,000, less deductions required by law, payable in accordance with the normal payroll practices of the Company.

         2.2 Cash Bonus. The Executive shall be entitled to receive a bonus payment upon execution of this Agreement and also be eligible for ongoing performance bonuses during the life of the contract, as follows:

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         (a)      A signing bonus of $95,000, less deductions required by law, shall be paid by the Company to the Executive upon the execution of this Agreement and all ancillary documents and agreements attached as Schedules hereto, and in no event, no later than two (2) business days following the Executive's execution of this Employment Agreement. Should the Executive voluntarily terminate this Agreement within the first six (6) months of employment, $50,000 of this signing bonus shall be repayable by the Executive to the Company. In addition, upon the Executive's execution of this Agreement and the ancillary agreement(s) attached hereto as schedules, the Company shall pay the Executive's legal counsel, James M. Sack, $5,000 towards his legal fees and disbursements incurred representing the Executive in this matter; and

         (b) A performance bonus plan with cash compensation up to a further $180,000 per annum (100% of base salary), less deductions required by law, based on achieving measurable performance targets to be set by the Board of Directors. These measures include sales revenue, margin and other defined factors. The bonus plan shall be so structured that partial performance will yield a partial bonus. The performance bonus will be prorated and paid semi-annually for 1999, and paid quarterly in 2000, 2001, and 2002;

         2.3 Other Benefits. The Company shall further provide to the Executive the following other benefits:

         (a) An annual vacation leave of a minimum of four (4) weeks per calendar year at full pay; and

         (b) Full participation, on a basis commensurate with his position with the Company, in all plans of life, accident, disability and health insurance that generally are made available to senior executives of the Company.

         2.4 Share Purchase and Loan. Upon execution of this Employment Agreement and ancillary agreements, including but not limited to, the Confidentiality and Non-Competition Agreement attached as Schedule "A" hereto, the Loan Agreement attached as Schedule "B" hereto (the "Loan Agreement") and the Escrow Agreement attached as Schedule "C" hereto (the "Escrow Agreement"), the company shall immediately loan to the Executive the sum of $2,000,000 in accordance with the terms of the Loan Agreement. The Loan Agreement shall provide that the Executive pay a simple (not compounded), fixed rate of interest of five and five-eighths (5.625%) percent per annum, payable annually. Upon receipt of funds advanced pursuant to the Loan Agreement, the Executive shall immediately thereafter pay to the Company $2,000,000 as a subscription for shares in accordance with the Subscription Agreement attached as Schedule "D" hereto (the "Subscription Agreement"). As provided in the Subscription Agreement, the Executive shall be issued a number of shares of the Company's common stock equal to the $2,000,000 of subscription funds divided by a "market value" price per share equal to the average of the closing bid and ask prices as quoted on the over-the-counter bulletin board regulated by the National Association of Securities Dealers, five (5) trading immediately preceding the date of execution of this Agreement.


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               The shares of the Company's common stock issued in accordance with the Subscription Agreement shall be deposited in escrow in accordance with the Escrow Agreement. Subject to the terms of the Escrow Agreement, one-eighth of this escrowed common stock ("Escrowed Shares") shall be released from escrow on the first day following the end date of each of the next eight quarters beginning October 1, 1999 and ending July 1, 2001. Similarly, under the terms of the Loan Agreement, so long as the Executive remains employed by the Company, $250,000 of the principal amount of the original $2,000,000 loan shall be forgiven on the day following the last day of each of the said eight fiscal quarters hereafter. Furthermore, the annual interest payable by the Executive on the principal amount of the loan shall be forgiven at the end of each annual period hereafter when due should the Executive remain employed by the Company at such time. The forgiveness of any principal or interest due under the Loan Agreement shall constitute a benefit to the Executive under the terms of this Employment Agreement and shall be subject to deductions required by law.

               Should the employment of the Executive be terminated by the Company without cause prior to all of the Escrowed Shares being released from escrow under the Escrow Agreement and prior to the full amount of the loan being forgiven or repaid under the terms of the Loan Agreement, any further release of Escrowed Shares shall cease and the remaining principal amount of the loan shall become immediately due and payable under the demand provisions of the Loan Agreement. Thereafter, the Executive shall have ten (10) business days to provide the Company with payment of all or a portion of the outstanding principal amount of the loan, by certified check, bank draft or wire transfer. If, at the end of ten (10) business days following termination of the Executive's employment, any principal amount of the loan remains outstanding, the Company shall seize the collateral securing the loan, being Escrowed Shares held pursuant to the Escrow Agreement, and cancel the said shares of common stock. The parties hereto agree that value per share of any common stock seized and cancelled by the Company in accordance with the above shall be identical to the price per share originally paid by the Executive for the common stock in accordance with this Agreement and the Subscription Agreement, regardless of the market price of the Company's common stock on the date of termination or the date of realization on the collateral by the Company. Any Escrowed Shares not seized as security under the Loan Agreement and cancelled by the Company as a result of the Executive repaying all or a portion of the principal amount of the loan in accordance with the above provisions shall remain held in escrow under the Escrow Agreement and released in accordance with the terms thereof.

               Should the Executive voluntarily terminate his employment with the Company or be terminated by the Company with Cause, any remaining Escrowed Shares shall be immediately seized by the Company as collateral for the loan which shall be immediately retired thereby. The parties hereto agree that value per share of any common stock seized and cancelled by the Company in accordance with the above shall be identical to the price per share originally paid by the Executive for the common stock in accordance with this Employment Agreement and the Subscription Agreement, regardless of the market price of the Company's common stock on the date of voluntary termination or termination for Cause and/or the date of realization on the Escrowed Shares by the Company (as security under the Loan Agreement) and cancellation of such shares.


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               The Executive acknowledges, that in respect to any Escrowed
Shares to which the Executive is otherwise entitled under this paragraph 2.4 of this Employment Agreement and in respect to the Escrowed Shares issued in the name of the Executive and not yet released from escrow under the terms of the Escrow Agreement, these Escrowed Shares are specifically subject to the following terms:

         (a) Escrowed Shares which have been released from escrow under the terms of the Escrow Agreement effective the actual day of the Executive's termination of employment are the only Shares of the Escrowed Shares originally deposited in escrow under the terms of the Escrow Agreement to which the Executive is entitled under this Employment Agreement on the termination of the Executive's employment or office, unless the Executive is terminated by the Company without just cause and the Executive elects to pay out any outstanding principal amount owing to the Company advanced to the Executive pursuant to the terms of the Loan Agreement so as to remain eligible to receive Escrowed Shares pursuant to the Escrow Agreement; and

         (b) In the event of the termination of the Executive's employment or office in circumstances under which the Executive may be entitled at law or in equity to reasonable notice of termination of employment or compensation in lieu thereof, or is entitled to a specific period of notice or compensation in lieu thereof, the Executive is not entitled to claim any right to further unreleased Escrowed Shares or further time for Escrowed Shares to be released from escrow during the said reasonable notice period or during the said specific notice period, or compensation in lieu thereof by way of general damages, or special damages, whether in contract, in tort or otherwise.

               The Escrowed Shares issued to the Executive pursuant to the Subscription Agreement shall be issued in accordance with exemptions from registration in accordance with applicable securities laws and shall be "legended" appropriately. However, these Escrowed Shares, whether or not released from escrow in accordance with the Escrow Agreement, shall be entitled to the following registration rights:

         (a) The Company hereby agrees with the Executive that it shall include the Escrowed Shares in a subsequent Registration Statement on Form S-1 or such other form as the Company deems appropriate, with the Securities and Exchange Commission (the "SEC"), covering the resale of the Escrowed Shares. The Escrowed Shares shall be entitled to "piggy-back" registration rights and be included on either the Registration Statement currently being prepared by the Company or on the next Registration Statement to be filed by the Company, at the Company's discretion;

         (b) The Company shall use its best efforts to cause the Registration Statement provided for above to be filed with the SEC no later than January 31, 2000 and to effective no later than March 31, 2000;


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         (c)      Should the Company fail to cause a Registration Statement with respect to the registration of the Escrowed Shares to be filed on or before January 31, 2000, the Executive shall thereafter have the right to demand that the Company prepare and file a Registration Statement covering the resale of the Escrowed Shares immediately thereafter; and

         (d) The Company shall file any Registration Statement including the registration for resale of the Escrowed Shares without charge to the Executive. The Executive shall, however, bear the fees of his own counsel and any transfer taxes applicable to the resale of the Escrowed Shares sold by the Executive pursuant thereto.

         2.5 Options. The Executive shall receive grant of stock options to acquire up to 250,000 shares of common stock of the Company at an exercise price of US$6.08 per share exercisable on or before June 30, 2004 upon execution of this Agreement. The Company shall prepare its standard form Stock Option Agreement evidencing the grant of Stock Options to vest as follows:

         (a) 62,500 stock options immediately vested;

         (b) 62,500 stock options vesting June 30, 2000;

         (c) 62,500 stock options vesting June 30, 2001; and

         (d) 62,500 stock options vesting June 30, 2002

               The total number of stock options granted by the Company currently exceeds the number of stock options, which may be granted under the Company's existing Stock Option Plan, and, as such, this grant of stock options to the Executive remains subject to shareholder ratification and approval of a revised Stock Option Plan, which is anticipated prior to the end of September, 1999. Should the above grant of stock options fail to be ratified at the next meeting of the Company's shareholders, the Company shall compensate the Executive based on the price differential between the exercise price of the above grant of stock options and the exercise price stock options granted to the Executive at a later date in accordance with a shareholder approved stock option plan, should the later grant, if necessary, be effected at a higher exercise price.

               The Executive acknowledges, that in respect to any shares of common stock to which the Executive is otherwise entitled to receive upon exercise of stock options granted under this paragraph 2.5 of this Agreement and in respect to the stock options granted to the Executive and not yet vested under the terms of this Agreement and the Stock Option Agreement, these stock options and the shares of common stock underlying same are specifically subject to the following terms:

         (a) Stock options which have vested under the terms of this Agreement and the Stock Option Agreement effective the actual day of the Executive's termination of employment are the only stock options which the Executive will be entitled to exercise under this Employment Agreement following the termination of the Executive's employment or office; and

         (b) In the event of the termination of the Executive's employment or office in circumstances under which the Executive may be entitled at law or in equity to


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                  reasonable notice of termination of employment or compensation in lieu thereof, or is entitled to a specific period of notice or compensation in lieu thereof, the Executive is not entitled to claim any right to further unreleased or unvested stock options or the shares of common stock underlying same or further time for the stock options to be exercised during the said reasonable notice period or during the said specific notice period, or compensation in lieu thereof by way of general damages, or special damages, whether in contract, in tort or otherwise.

         2.6 Expense Reimbursement. The Company shall promptly reimburse the Executive for all actual and reasonable business expenses incurred by the Executive in promoting the business of the Company, including expenditures for entertainment, travel, or other expenses, provided that (a) such expenditures are of a nature qualifying them as legitimate business deductions and (b) the Executive furnishes to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate such expenditures.

                                       III
                             TERMINATION; SEVERANCE

         3.1 At Will. The Executive and the Company acknowledge and agree that the Executive's employment with the Company is expressly "at-will" both during and after the term of this Agreement. This means that either party may terminate the Executive's employment with or without cause with minimal or no notice.

         3.2 Benefits. Following termination, the Executive shall cease to be a Company employee and shall not be entitled to any employee benefits. This shall not preclude the Executive from exercising his COBRA benefits under applicable law.

         3.3 No Severance on Termination. In the event the Executive's employment terminates prior to the expiry of the term, whether such termination results from the Executive's voluntarily termination of his employment, or the Company terminates the Executive with or without "just cause", the Executive shall not be entitled to severance pay. The Executive hereby expressly waives any and all entitlement he may have at law or in equity to any severance, pay in lieu of notice or retiring allowance upon termination of this Agreement for any reason.

         3.4 Death. In the event of the Executive's death, this Agreement shall automatically terminate and shall be of no further force and effect. Termination of the Executive's employment as a result of his death shall not result in any obligation by the Company to pay severance pay or other benefits to the Executive's estate or heirs.

         3.5 Disability. In the event of the Executive's Disability (as defined below) during the term of this Agreement for any period of at least three (3) consecutive months, the Company shall have the right, which may be exercised in its sole discretion, to terminate this Agreement. In the event the Company does elect to terminate this Agreement, the Executive shall not be entitled to any severance pay at any time but shall be entitled to normal disability benefits in accordance with the policies established from time to time by the Company. For purposes of this Agreement, "Disability" shall mean the inability of the Executive to perform his employment services hereunder by reason of physical or mental illness or incapacity as determined by a


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physician chosen by the Company and reasonably satisfactory to the Executive or his legal representative.

                                       IV
                                      TERM

         4.1 Term. Subject to the provisions of Article III hereof, the term of the Executive's employment under this Agreement shall commence on the date hereof and shall continue for three (3) years from the date hereof, as such date may be extended from time to time. After expiration of the initial three (3) year period of this Agreement, the Executive's employment will automatically renew for a period of one year, each year, on the same terms and conditions as are set forth herein, unless either party gives the other notice of non-renewal at least six months prior to the end of the initial term of employment, or for any year in which the employment was renewed, whichever the case may be.

                                        V
                       CONFIDENTIALITY AND NON-COMPETITION

         5.1 Please refer to Schedule "A" attached hereto.

                                       VI
                                    INDEMNITY

         6.1 During the initial three (3) year term of this Agreement, the Company shall indemnify the Executive for any and all legal costs incurred by the Executive to defend any action brought by USinternetworking, Inc. ("USi"), excluding any third party action brought by USi. The Executive hereby represents that he has lawfully terminated his employment with his prior employer, USi, and there are no pending or threatened actions by USi against the Executive. The Executive shall continue to comport himself in accordance with any Agreements between the Executive and USi and in the event that a court of law determines that the Executive breached his agreement or applicable law regarding his employment by USi or his activities after termination of employment, the Executive shall not be entitled to indemnification for the amount of any judgment, including damages and cost awarded to USi, hereunder. The Executive further represents that the only written agreements between USi and himself are as follows:

         (a) Offer of Employment Letter Agreement dated June 4, 1998 and accepted by the Executive on June 7, 1998; and

         (b)      Incentive Stock Option Agreement dated July 16, 1998,

True and correct copies of which having been provided to the Company by the Executive; and

         (c) Limited Power of Attorney executed by the Executive with regard to USi's initial public offering in April, 1999.


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                                       VII
                         REPRESENTATIONS AND WARRANTIES

7.1 The Executive hereby represents and warrants to the Company, which representations and warranties constitute a material inducement to the Company to offer employment to the Executive, the following:

         (a) The Executive has never been suspended or expelled from membership or barred from association with a member of a national securities exchange;

         (b) The Executive has never been subject to United States Postal Service false representation order or subject to a restraining order or a preliminary injunction with respect thereto;

         (c) The Executive has never been convicted of felony, or any misdemeanor in connection with the purchase or sale of any security or involved in the making of any false filing with the Securities Exchange Commission, or misdemeanors arising out of the conduct of the business of an underwriter broker, dealer, municipal securities dealer or investment advisor;

         (d) The Executive is not currently engaged as an Employee or consultant to any other business;

         (e) The Executive is not currently engaged in any litigation as a plaintiff or defendant;

         (f) The Executive has not declared bankruptcy within the prior five years;

         (g) The execution of this Employment Agreement is not a breach or default under any other Agreement to which the Executive is a party.

                                      VIII
                                  MISCELLANEOUS

         8.1 Successors; Binding Agreement. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation, whether or not the Company is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be; provided, however, that the Company will require any successor


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to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         8.2 Arbitration. Any disputes or controversy between the parties to this Agreement, including allegations of fraud and misrepresentation arising from or as a result of this Agreement, the resulting business dealings between Company and the Executive, the Executive's employment or the termination thereof, including any claims of discrimination or other claims under any federal, state, or local law or regulation now in existence or hereinafter enacted concerning in any way the subject of the Executive's employment with Company or its termination, shall be resolved, after the parties attempt informal resolution, exclusively by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. All arbitration hearings shall be held in Orange County, California within one hundred twenty (120) days from the date arbitration is demanded by any of the parties and the arbitrator shall render his/his written decision within thirty days after the arbitration hearing has concluded. The decision of the arbitrator shall be final and binding on all parties, and may be entered as a judgment by any party with any federal or state court of competent jurisdiction. The parties to the arbitration hearing shall share any filing fees and arbitrator's fees which must be paid in advance of the hearing equally; however, as set forth below the prevailing party shall be entitled to recover from the losing party all costs that it has incurred as a result of the arbitration hearing, including fees paid to the arbitrator, travel costs and attorneys' fees. This provision shall not alter the rights of the parties to seek and obtain the provisional equitable remedies provided under any applicable state or federal law. The Executive represents, by his signature, that he is making a voluntary and knowing waiver of his right to pursue any and all employment-related claims in court.

         8.3 No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

         8.4 Governing Law. This Agreement shall be construed and enforced in accordance with the laws and decisions of the State of California.

         8.5 Entire Agreement; Modifications. This Agreement, the Schedules attached hereto, together with the written offer of employment dated July 12, 1999 sent by the Company to the Executive (the "Offer Letter") represent the entire agreement between the parties with respect to the matters set forth herein and supersedes all prior agreements and understandings between the parties relating to the employment of the Executive by the Company, and it may not be changed or terminated orally. In the event of any conflict between the terms of this Agreement and the Offer Letter, the terms of this Agreement shall prevail. No modification, termination, or attempted waiver of any other provisions of this Agreement shall be valid unless in writing signed by the party against whom the same is sought to be enforced.


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         8.6 Jurisdiction; Venue. The parties do hereby agree and submit to personal jurisdiction in the State of California for the purposes of any proceedings brought to enforce or construe the terms of this Agreement or to resolve any dispute or controversy relating to the Executive's employment or arising under, as a result of, or in connection with this Agreement, and do hereby agree and stipulate that any such proceedings shall be venued and held in Orange County, California.



                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.


                                     The "Company":

                                     FUTURELINK DISTRIBUTION CORP.



                                     Per: /s/ RAGHU KILAMBI
                                          --------------------------------------
                                          Raghu Kilambi, Chief Financial Officer


                                     Per: /s/ KYLE B.A. SCOTT
                                          --------------------------------------
                                          Kyle B.A. Scott, Secretary


                           )         The "Executive":
                           )
/s/                        )
----------------------     )         By:  /s/ VINCENT ROMANO
Witness                    )              --------------------------------------
                                          VINCENT ROMANO


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